Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
Jim Harp, CFO
04-018		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES THIRD QUARTER 2004 RESULTS

Diluted earnings per share were $0.15

Net income grew 50% to $3.3 million

November 4, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today its results for the third quarter ended September 30, 2004.

Third quarter revenues increased 16.7% to $32.9 million compared to $28.2 million for the third quarter of 2003. Of the $4.7 million increase, $1.0 million was due to an increase in the average number of vessels in the Company’s offshore supply vessel (“OSV”) fleet from 19.9 in the third quarter 2003 to 23 in the third quarter of 2004, and $3.7 million was due to an increase in demand for the Company’s vessels.

Operating income was $9.2 million, or 28.0% of revenues, for the third quarter of 2004 compared to $8.3 million, or 29.3% of revenues, for the same quarter in 2003. Higher than expected OSV dayrates and utilization contributed to an increase in EBITDA to $15.4 million, or 17.7% over the third quarter of 2003, above Hornbeck’s guidance range of $13.0 to $14.5 million. For additional information regarding EBITDA, please see more discussion on this subject later in this release.

Third quarter 2004 net income grew 50% to $3.3 million, or $0.15 per diluted share, well above the Company’s diluted EPS guidance range of $0.06 to $0.11. This compares to net income of $2.2 million, or $0.15 per diluted share, for the third quarter of 2003. The average number of diluted shares outstanding increased 46% to 21.4 million in the third quarter of 2004 from 14.7 million in the third quarter of 2003, primarily as a result of the Company’s March 2004 initial public stock offering.

Todd Hornbeck, the Company’s President and CEO, stated, “Throughout the third quarter we have seen consistent strengthening in our OSV segment. As our customers devote increasingly more capital to drilling opportunities in the Gulf of Mexico, we are seeing demand for our new generation OSVs starting to outpace supply, which has led to full practical utilization and higher dayrates.”

OSV Segment. Revenues from the OSV segment were $20.2 million for the third quarter of 2004, an increase of 16.1% from $17.4 million for the same period in 2003. The net increase in segment revenues is due to the quarter-over-quarter average increase of three OSVs. Hornbeck’s utilization rate was 93.2% for the three months ended September 30, 2004, which was higher than the 88.7% achieved in the same period of 2003. The average OSV dayrate in the third quarter of 2004 was $10,096 compared to $10,411 in the same period of 2003, primarily due to a portfolio mix change in the average vessel size following the acquisition of six 220’ class OSVs in mid-2003. On a sequential basis, third quarter 2004 business trends showed solid improvement with average fleet utilization increasing 9.4%, from 83.8% to 93.2%, with average dayrates improving 4.7%, or $454 per day, over the second quarter of 2004.

Tug and Tank Barge Segment. Tug and tank barge segment revenues for the third quarter of 2004 were up 16.6% over the same period in 2003 to $12.7 million, although operating income declined by $0.2 million to $1.5 million. The third quarter 2004 operating margin of 12.1% was flat with the sequential quarter, and down from 15.9% in the year-ago quarter, primarily due to increased costs related to insurance, training, repair and maintenance, and drydocking amortization expense related to vessels recertified during the trailing twelve months. Utilization in the tug and tank barge segment increased to 76.0% from 67.7% in last year’s third quarter and average dayrates grew from $10,788 to $11,151 during the same period. This was primarily driven by a boost in gasoline and diesel movements required to restock unusually low inventory levels in the northeastern U.S., which had been depleted by the summer driving season.

Hornbeck added, “We have begun to see some reduction in tank barge capacity in the northeast as OPA 90 gets ready to take effect and vessels that are scheduled to retire at the end of the year leave the market early to avoid recertification costs. In addition, we plan to accelerate the drydocking of one tug and one tank barge between now and the end of the year to position these vessels for the busier winter season.”

Year To Date Results

Revenues for the first nine months of 2004 increased 15.8% to $94.5 million compared to $81.6 million for the third quarter of 2003. Operating income was $25.7 million, or 27.2% of revenues, for the nine months of 2004 compared to $27.3 million, or 33.4% of revenues, for the same period in 2003. Net income for the first nine months of 2004 was $7.6 million, or $0.39 per diluted share, compared to net income of $9.1 million, or $0.69 per diluted share, for the first nine months of 2003. The average number of diluted shares outstanding during the first nine months of 2004 increased 47% to 19.4 million from 13.2 million in the first nine months of 2003, primarily as a result of the Company’s recent initial public stock offering.

Construction Program Update

Hornbeck continued, “In November 2003, we commenced our fourth new vessel construction program, the first such program for our tug and tank barge segment. Since then, we have contracted with shipyards for the construction of five double-hulled tank barges. These vessels are being built based on a proprietary design developed by our in-house engineering team. In June 2004, we purchased and retrofitted two ocean-going tugs to complement the vessels under construction. These two tugs will be placed into service during the fourth quarter. The primary purpose of our tank barge newbuild and retrofit program is to address our need to replace three of our existing single-hulled tank barges that are required under OPA 90 to be retired from service prior to January 1, 2005. Prior to the allocation of construction period interest, we expect to incur construction, acquisition and retrofit costs of approximately $105 million for the five tank barges and two tugs, of which about $35 million has been incurred through September 30, 2004. We expect to incur the remaining balance of $70 million as follows: $24 million during the fourth quarter of 2004 and $46 million in 2005. The timing of the incurrence of these costs is subject to change among periods based on the achievement of shipyard milestones. However, the amounts are not expected to change materially in the aggregate. Not included in these figures are the costs of one or two additional higher horsepower tugs that we anticipate possibly purchasing sometime between now and the end of 2005.

“Our first two announced double-hulled tank barges that were scheduled to be delivered by the end of 2004 are now expected to be in service between February and April 2005. Our contractual liquidated damages under the shipyard contracts for these two vessels are expected to allow us to receive a reduction in the cost of the vessels. However, we anticipate that this short-term reduction in planned tank barge capacity, coupled with year-end OPA 90 retirements, could put additional pressure on supply during already seasonally high market demands. We expect to take delivery of the remaining three tank barges near the end of 2005.”

Outlook

The following statements are based on Hornbeck’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any business combinations, divestitures, financings or additional newbuilds that may be completed after the date of this news release.

The Company expects EBITDA for the fourth quarter of 2004 to be in the range of $15.5 million to $17.0 million. As EBITDA is a non-GAAP financial measure, a reconciliation to net income for these figures can be found in the table below. Earnings per diluted share for the fourth quarter of 2004 are expected to be in the range of $0.13 to $0.17.

Recognizing its actual results for the first nine months of 2004 and the improved outlook for the balance of the year, the Company now expects total EBITDA for the full calendar year to be in the range of approximately $58 million to $59.5 million, up from the previously revised guidance range of $53 million to $56 million as reported on Hornbeck’s last conference call. Diluted earnings per share guidance for the full year 2004 is now expected to be $0.52 to $0.57, up from a previously reported range of $0.34 to $0.44. However, provided that the recently announced tender offer for, and refinancing of, the $175 million 10 5/8% senior notes is completed prior to December 31, 2004, the Company’s fourth quarter and annual 2004 results would be impacted by a loss on early extinguishment of debt comprised of a bond redemption premium and the write-off of unamortized original issue discount and deferred financing costs related to the repurchase of the 10 5/8% senior notes.

Hornbeck Offshore 2004 Guidance and Projected EBITDA Reconciliation

	Fourth Quarter 2004	Full-Year 2004 Revised	Full-Year 2004 Previous
EBITDA	$15.5 to $17 million	$58 to $59.5 million	$53 to $56 million
Depreciation and amortization	$6.3 million	$23.3 million	$23.5 million
Interest expense	$4.5 million	$18.4 million	$18.5 million
Income tax expense	$1.8 to $2.3 million	$6.1 to $6.7 million	$4.1 to $5.2 million
Income tax rate	37.5%	37.5%	37.5%
Net income	$2.9 to $3.9 million	$10.2 to $11.1 million	$6.9 to $8.8 million
Weighted average diluted shares outstanding	21.4 million	19.9 million	19.9 million
Earnings per diluted share	$0.13 to $0.17	$0.52 to $0.57	$0.34 to $0.44

Conference Call

The Company will hold a conference call to discuss its third quarter 2004 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 4, 2004. To participate in the call, dial (303) 262-2131 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 30 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 11, 2004, and may be accessed by calling (303) 590-3000 and using the pass code 11011932.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of 55 vessels, with 5 additional vessels under construction. For more information, please visit the Company’s website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

This press release also contains the non-GAAP financial measure of Earnings (net income) before Interest, Taxes, Depreciation, and Amortization, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Statement of Operations (unaudited):
Revenues	$32,892	$30,288	$28,215	$94,526	$81,572
Operating expenses	14,066	13,696	12,182	42,113	33,232
Depreciation and amortization	6,050	5,620	4,816	16,876	12,433
General and administrative expenses	3,537	3,332	2,941	9,829	8,654

Total operating expenses	23,653	22,648	19,939	68,818	54,319

Operating income	9,239	7,640	8,276	25,708	27,253
Interest expense	(4,089)	(4,656)	(4,804)	(13,890)	(13,378)
Interest income	107	68	25	213	141
Other income (expense), net [1]	28	4	(10)	24	697

Income before income taxes	5,285	3,056	3,487	12,055	14,713
Income tax expense	(1,982)	(1,126)	(1,328)	(4,482)	(5,591)

Net income	$3,303	$1,930	$2,159	$7,573	$9,122

Basic earnings per share of common stock	$0.16	$0.09	$0.15	$0.40	$0.70

Diluted earnings per share of common stock	$0.15	$0.09	$0.15	$0.39	$0.69

Weighted average basic shares outstanding [2]	20,802	20,752	14,403	18,834	13,016

Weighted average diluted shares outstanding [2]	21,383	21,388	14,678	19,386	13,283

Other Operating Data (unaudited):
Offshore Supply Vessels:
Average number	23.0	23.0	19.9	22.8	15.8
Average utilization rate [3]	93.2%	83.8%	88.7%	85.2%	90.0%
Average dayrate [4]	$10,096	$9,642	$10,411	$9,864	$11,460
Tugs and Tank Barges:
Average number of tank barges	16.0	16.0	16.0	16.0	15.9
Average fleet capacity (barrels)	1,156,330	1,156,330	1,156,330	1,156,330	1,141,308
Average barge size (barrels)	72,271	72,271	72,271	72,271	72,019
Average utilization rate [3]	76.0%	79.9%	67.7%	82.3%	72.8%
Average dayrate [5]	$11,151	$10,842	$10,788	$11,278	$11,125

	As of September 30, 2004	As of December 31, 2003
Balance Sheet Data (unaudited):
Cash and cash equivalents	$17,503	$12,899
Working capital	31,349	17,698
Property, plant and equipment, net	346,974	316,715
Total assets	405,656	365,242
Total long-term debt	172,963	172,677
Stockholders’ equity	192,893	112,395

	Nine Months Ended
	September 30, 2004	September 30, 2003
Cash Flow Data (unaudited):
Cash provided by operating activities	$14,626	$11,484
Cash used in investing activities	(43,222)	(91,382)
Cash provided by financing activities	33,184	70,132

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.
[2]	On March 31, 2004, the Company issued an additional 6,000,000 shares of common stock pursuant to its IPO, which resulted in 20,647,814 basic shares outstanding on the close of business on March 31, 2004. An additional 126,400 basic shares were issued in the IPO by the Company on April 28, 2004.
[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.
[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.
[5]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Other Financial Data (unaudited):

Offshore Supply Vessels:
Revenues	$20,231	$17,354	$17,355	$53,149	$45,123
Operating income	$7,704	$6,106	$6,544	$18,603	$18,791
Operating margin	38.1%	35.2%	37.7%	35.0%	41.6%

Net income	$2,810	$1,574	$1,708	$4,735	$5,131
Plus:
Interest expense	3,316	3,778	3,791	11,243	10,572
Income tax expense	1,681	876	1,052	2,802	3,145
Depreciation and amortization	3,320	3,273	2,620	9,511	6,546

EBITDA [6]	$11,127	$9,501	$9,171	$28,291	$25,394

Tugs and Tank Barges:
Revenues	$12,661	$12,934	$10,860	$41,377	$36,449
Operating income	$1,535	$1,534	$1,732	$7,105	$8,462
Operating margin	12.1%	11.9%	15.9%	17.2%	23.2%

Net income	$493	$356	$451	$2,838	$3,991
Plus:
Interest expense	773	878	1,013	2,647	2,806
Income tax expense	301	250	276	1,680	2,446
Depreciation and amortization	2,730	2,347	2,196	7,365	5,887

EBITDA [6]	$4,297	$3,831	$3,936	$14,530	$15,130

Total:
Revenues	$32,892	$30,288	$28,215	$94,526	$81,572
Operating income	$9,239	$7,640	$8,276	$25,708	$27,253
Operating margin	28.1%	25.2%	29.3%	27.2%	33.4%

Net income	$3,303	$1,930	$2,159	$7,573	$9,122
Plus:
Interest expense	4,089	4,656	4,804	13,890	13,378
Income tax expense	1,982	1,126	1,328	4,482	5,591
Depreciation and amortization	6,050	5,620	4,816	16,876	12,433

EBITDA [6]	$15,424	$13,332	$13,107	$42,821	$40,524

[6]	The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Refer to the Company’s Annual Report on Form 10-K most recently filed with the SEC, a copy of which is available on the “SEC Filings” page under the “Investors” section of the Company’s website for a description of how management uses, and why we believe that investors use, EBITDA in evaluating the Company’s operating performance.